severance and change of control AGREEMENT

THIS severance and change of control AGREEMENT ("Agreement") is made and entered into as of September 26, 2001, by and between Provell, Inc., a Minnesota corporation (the "Company"), and George S. Richards, an individual and resident of the state of Minnesota ("Executive").

RECITALS

A.            These Recitals shall be and hereby are incorporated as essential terms of this Agreement, and describe (i) the general nature and reasons for the Company's desire to enter into this Agreement and (ii) Executive's rights and obligations under this Agreement.  Any interpretation or construction of this Agreement shall be considered in light of these Recitals.

B.            Executive is currently the Chairman of the Board of the Company and is employed as the Company's Chief Executive Officer and, as such, is a key executive of the Company.

C.            The Board of Directors of the Company believes that it is imperative to diminish the inevitable distraction to Executive that arises by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control (as defined herein) of the Company.

D.            The Company believes that it is important that it receive certain assurances with respect to its Confidential Information and Executive's Work Product (each as defined herein) and that the Company receive certain protections with respect to Executive's activities following termination of his employment and is willing to offer Executive the compensation, bonuses and other benefits set forth in this Agreement in order to obtain such assurances and protections.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE 1

definitions

1.1           Annual Bonus.  For purposes of this Agreement, "Annual Bonus" means the greater of (i) $475,000, (ii) the targeted annual bonus amount, as established by the Board of Directors from time to time, then in effect at the time a Severance Payment is due under this Agreement or (iii) the average of the two most recent annual bonuses actually paid to Executive at the time a Severance Payment is due under this Agreement.

1.2           Base Salary.  For purposes of this Agreement, "Base Salary" means the greater of:  (i) $475,000, (ii) Executive's annual base salary, as established by the Board of Directors from time to time, then in effect at the time a Severance Payment is due under this Agreement, or (iii) the average annual base salary paid to Executive over the twenty-four (24) months preceding the time a Severance Payment is due under this Agreement calculated by dividing the total base salary paid to Executive over such twenty-four (24) months by two (2).

1.3           Cause.  For purposes of this Agreement, "Cause" means commission by Executive of any of the following:  (i) Executive repeatedly fails to perform substantially the material duties specified for the position to which Executive has been elected, which failure is willful and deliberate and which failure is not corrected within 30 days following receipt by Executive of written notice from the Company’s Board of Directors which notice specifically describes the actions which the Board of Directors deems to constitute a failure by Executive to substantially perform his material duties; (ii) Executive engages in conduct which Executive knows at the time of its commission is materially injurious to the Company; (iii) Executive is convicted of, or pleads NOLO CONTENDERE to (A) any felony (other than any felony arising out of negligence), or (B) any crime or offense involving dishonesty with respect to the Company; or (iv) Executive knowingly provides materially false information concerning the Company to the Board of Directors of the Company, any governmental body or regulatory agency or any lender or other financing source or proposed financing source of the Company.

1.4           Change of Control.  For purposes of this Agreement, "Change of Control" means:

(a)           any "Person" or "Persons" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any employee benefit plan of the Company or any entity which reports beneficial ownership of the Company's outstanding securities on Schedule l3G pursuant to Regulation Section 240.l3d-l promulgated under the Exchange Act ) becomes a “Beneficial Owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all of the Company's then outstanding securities; or

(b)           the sale, transfer, lease, exchange, conveyance or other disposition (pursuant to a sale of assets, a merger or consolidation or similar transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company; or

(c)           a merger, consolidation or similar transaction to which the Company is a party, if the individuals and entities who were shareholders of the Company, as applicable, immediately prior to the effective date of such merger, consolidation or similar transaction do not have the same proportionate ownership of common stock of the surviving corporation immediately following the effective date of such merger, consolidation or similar transaction;

(d)           the adoption by the Company of a plan providing for its liquidation or dissolution; or

(e)           the Continuing Directors (as defined below) cease to constitute a majority of the Company’s Board of Directors.

(f)            Any references in this Agreement to the date or the time of the Change of Control shall mean:  (i) with respect to subsection (a) above, the date such Person enters into an agreement or understanding pursuant to which such Person will as a result of such agreement or understanding become a beneficial owner of 35% or more of the Company's voting shares; (ii) with respect to subsections (b) and (c) above, the closing date for such sale of assets, merger, consolidation or similar transaction; (iii) with respect to subsection (d) above, the date such plan is approved by the shareholders of the Company, and (iv) with respect to subsection (e) above, the date on which the Continuing Directors cease to constitute a majority of the Board of Directors.

1.4A        Continuing Directors.  For purposes of this Agreement, “Continuing Directors” shall mean any person who is a member of the Board of Directors of the Company, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (a) was a member of the Board of Directors on the date of this Agreement as first written above or (b) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.  For purposes of this Section 1.4A:  “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any executive benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b–2 promulgated under the Exchange Act.

1.5           Good Reason.  For purposes of this Agreement, "Good Reason" means termination of Executive’s employment by Executive in the event that the Company:  (i) ceases to employ Executive as the Company's Chief Executive Officer; (ii) reduces the scope of Executive's authority or responsibility without Executive’s consent; (iii) reduces Executive's base salary or the amount of annual bonus for which Executive is eligible without Executive’s consent, (iv) materially reduces any other benefits to which Executive is entitled; (v) requires Executive's principal place of employment to be anywhere other than the Company's principal executive offices, or there is a relocation of the Company's principal executive offices outside of the Minneapolis/St. Paul, Minnesota metropolitan area; or (vi) otherwise fails to perform its obligations under this Agreement.

1.6           Severance Payment.  For purposes of this Agreement, "Severance Payment" means the amount calculated by multiplying the sum of Executive's Base Salary plus Annual Bonus by two and adding $593,750 to the product thus obtained:

(Base Salary + Annual Bonus) x 2 + $593,750 = Severance Payment.

1.7           Termination Date.  For purposes of this Agreement, "Termination Date" means the date on which Executive ceases to be an employee of the Company.

ARTICLE 2

severance and Phantom appreciation payments

2.1           Severance.  The Company shall pay to Executive the Severance Payment (less appropriate payroll withholding as required by law) upon the earliest to occur of the following:  (i) a Change of Control (provided Executive is employed by the Company at the time of the Change of Control), (ii) a termination of Executive's employment by the Company without Cause, or (iii) termination of Executive's employment by Executive for Good Reason.

2.2           Phantom Appreciation Payment.  In addition to the Severance Payment, if the Company has a Change of Control during the term of this Agreement, the Company shall pay to Executive upon such Change of Control a bonus (less appropriate payroll withholding as required by law) as calculated below (the "Phantom Appreciation Payment").  Notwithstanding the foregoing, Executive shall only be entitled to the Phantom Appreciation Payment if Executive is employed by the Company at the time of the Change of Control or, within six (6) months prior to such Change of Control, Executive was terminated by the Company without Cause or Executive terminated his employment for Good Reason.  The Phantom Appreciation Payment is calculated as follows:

•              Tier I Calculation.  In the event the price per share of the Company's common stock at the time of a Change of Control is less than $4.00, the Phantom Appreciation Payment will be an amount equal to the sum of Executive's Base Salary plus Annual Bonus multiplied by 50% (the product thus obtained to be referred to herein as the "Tier I Balance").

•              Tier II Calculation.  In the event the price per share of the Company's common stock at the time of a Change of Control is equal to or greater than $4.00 but is less than $5.00, the Phantom Appreciation Payment will be an amount equal to the sum of Executive's Base Salary plus Annual Bonus multiplied by 50% (the product thus obtained to be referred to herein as the "Tier II Balance") plus an amount calculated by multiplying such Tier II Balance by a fraction, the numerator of which is the difference between the price per share on the date of the Change of Control and $4.00 and the denominator of which is $1.00.

•              Tier III Calculation.  Subject to the Ceiling (as defined below), in the event that the price per share of the Company's common stock at the time of a Change of Control is equal to or greater than $5.00, the Company shall pay to Executive a bonus in the amount equal to the sum of Executive's Base Salary plus Annual Bonus (the sum thus obtained to be referred to herein as the "Tier III Balance") plus an amount calculated by multiplying 75% of such Tier III Balance by a fraction, the numerator of which is the difference between the price per share on the date of the Change of Control and $5.00 and the denominator of which is $2.00.

•              Ceiling.  In no event will the Phantom Appreciation Payment due under this Section 2.2 exceed the Tier III Balance multiplied by 1.75 (the "Ceiling").

•              Price per Share Calculation.  For purposes of this Section 2.2, the "price per share" on the date of the Change of Control means the greater of (i) average closing price of the Company's common stock as reported by the NASDAQ Stock Market for the ten (10) trading days ending the day immediately prior to the Change of Control, or (ii) the price per share to be paid for the Company's common stock by a third party purchaser as set forth in the purchase or reorganization agreement, if any, that gives rise to the Change of Control.

2.3           Disability, and Medical/Dental Coverage; No Unpaid Vacation or Sick Leave.  In addition to any Severance Payment Executive may be entitled to receive under Section 2.1 above, and any Phantom Appreciation Payment under Section 2.2 above, if Executive's employment is terminated upon a change of control, the Company shall continue to provide to Executive the same disability and medical/dental coverage provided to Executive immediately prior to the Executive's Termination Date.  Such coverage shall be provided by the Company at its sole cost until the second anniversary of the Termination Date.  Executive may, in his sole discretion, continue health insurance benefits under COBRA laws in effect on the Termination Date.  Executive acknowledges that the number of months of health insurance benefits available under this Section 2.3 exceed by six (6) months the number of required months under current law.  In addition, Executive shall for 2 years following the Termination Date continue to participate in the Company’s Executive Medical Reimbursement Plan.  Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave upon his termination of employment for any reason, voluntary or involuntary.

2.4           Other Termination Benefits.  In addition to the benefits described above, upon termination (whether voluntary or involuntary) of Executive’s employment with the Company, Executive shall be entitled to receive the following benefits:

(a)           The Company shall pay to Executive (i) the full base salary earned by him and unpaid through the Termination Date, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given; provided, however, that such rate shall not be less than $475,000 per year, (ii) and any amount earned by Executive as a bonus with respect to the fiscal year of the Company preceding the termination of his employment if such bonus has not theretofore been paid to Executive.

(b)           The Company shall also pay to Executive all legal fees and all expenses incurred by Executive as a result of such termination of employment (including without limitation all fees and expenses, if any, incurred by Executive in successfully seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise); and

(c)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 2.4 by seeking other employment or otherwise.  The amount of any payment or benefit provided in this Section 2.4 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer.

For the avoidance of doubt, Executive acknowledges that the Company shall be under no obligation to provide Executive with an automobile or an automobile allowance at any time after the Termination Date pursuant to any term of this Agreement.

2.5           Payment.  All amounts due under Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement shall be paid to Executive no later than the close of business on the earlier to occur of the Termination Date or the date of the Change of Control.

ARTICLE 3

certain additional payments by the company

3.1           Gross-Up Payment.  Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company to or for the benefit of Executive (whether pursuant to this Agreement or otherwise) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being collectively referred to as the "Excise Tax"), then the Company shall pay Executive in cash an amount (the "Gross-Up Payment") such that, after payment by Executive of all taxes (including any payroll or FICA taxes, and any interest or penalties imposed with respect to all such taxes), including but not limited to income taxes, determined at the maximum effective rate applicable thereto (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. An example of the calculation of the Gross-Up Payment is attached hereto as Exhibit A.

3.2           Determination of Gross-Up Payment.  Subject to Section 3.3, all determinations required to be made under this Article 3, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the "Accounting Firm").  The Accounting Firm shall provide detailed supporting calculations to the Company and Executive within thirty (30) days after the Termination Date.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations required under this Article 3 (which accounting firm shall then be referred to as the "Accounting Firm").  All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this Article 3 shall be promptly paid by the Company.  Any Gross-Up Payment (as determined pursuant to this Article 3) shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or a similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment").  In the event that the Company exhausts its remedies pursuant to Section 3.3, and Executive is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to Executive within five (5) days after such determination.

3.3           Contest.  Executive shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a)           give the Company any information reasonably requested by the Company relating to such claim;

(b)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected, and paid, by the Company and reasonably acceptable to Executive;

(c)           cooperate with the Company in good faith in order to effectively contest such claim; and

(d)           permit the Company to participate in any proceedings relating to such claim, provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 3.3, the Company shall control all proceedings taken in connection with such contest.  At its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner.  Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

3.4           Refund.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 3.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

ARTICLE 4

TERM and survival; NOTICES TO EXECUTIVE

4.1           Term and Survival.  The Company's obligation under Article 2 to pay a Severance Payment upon a Change of Control and pay a Phantom Appreciation Payment upon a Change of Control shall terminate on the third anniversary date of this Agreement, provided, however, to the extent any such obligation arose on or prior to such third anniversary date due to a Change of Control occurring on or prior to the third anniversary date and such obligation remains unperformed on the third anniversary date, such obligation shall survive.  The Company's obligation to continue certain benefits under Section 2.3 or pay a Severance Payment under Section 2.1 upon a termination without Cause or termination for Good Reason shall survive indefinitely.  The rights and obligations of the parties with respect to Articles 5, 6 and 7 shall survive for the periods set forth in Articles 5, 6 and 7.

4.2           Notices to Executive.  All notices to Executive alleging any breach of any term of this Agreement or purporting to terminate Executive’s employment with the Company shall be in writing, addressed to Executive, labeled “Personal and Confidential,” and sent to the address set forth for Executive in Section 10.9 hereof.  Any such notice shall describe, with particularity, the conduct of Executive forming the basis for such alleged breach or termination of employment.  All such notices shall become effective on the 30th day following delivery thereof to Executive if Executive has not substantially cured the conduct identified in such notice.

ARTICLE 5

PROTECTION OF TRADE SECRETS AND

CONFIDENTIAL information

5.1           Covenant to Protect Confidential Information.  Executive acknowledges that in connection with Executive's employment by the Company, Executive will be brought into contact with Confidential Information (as defined below), and Executive and the Company agree that in consideration of the covenants of the Company pursuant to this Agreement that upon a Change of Control, termination by the Executive for Good Reason, or termination with Cause:

(a)           Executive will not disclose to any person or entity any Confidential Information after the Termination Date, except to employees of the Company who, in the reasonable judgment of Executive need such information for the performance of their duties, and attorneys, accountants or other representatives of the Company as may be necessary or appropriate in the ordinary course of performing Executive's duties as an executive of the Company, or otherwise with the Company's express prior written consent.

(b)           Executive will not disclose or transfer any Confidential Information to any third party without the express prior written consent of the Company (which consent shall not be unreasonably hindered or delayed), except that Executive may make such disclosures to third parties:  (i) in the ordinary course of conducting the business of the Company, (ii) subject to a confidentiality agreement in form and substance reasonably acceptable to the Company and (iii) in compliance with orders, rules or regulations of judicial, regulatory or self-regulatory organizations having jurisdiction over either the Company or Executive.

(c)           Executive will deliver to the Company promptly on the Termination Date, or at any other time that the Company may so request, all memoranda, notes, records (including electronic data records), reports and other documents (and all copies thereof) relating to the Confidential Information which he may then possess or have within his control.

(d)           For purposes of this Agreement, "Confidential Information" means any information which is proprietary or unique to the business of the Company, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Company which is not readily available in the Company's industry, and any information the Company has indicated to Executive in an unambiguous writing is confidential.

5.2           Termination of Obligation of Confidentiality.  The confidentiality obligations imposed by Section 5.1 shall cease to apply to Confidential Information after the EARLIEST of the date on which the Confidential Information which has been treated by the Company as Confidential Information: (i) was known to Executive before it was obtained from the Company; (ii) was publicly available on the date of first receipt from the Company; (iii) has become generally known to the public in the United States through no fault of Executive; (iv) has been disclosed to Executive free of any obligation of confidentiality by a third party who, to the knowledge of Executive, has the right to disclose the same and did not derive the information from the Company; or (v) was independently developed by Executive without the use of the Confidential Information; provided that, with respect to clauses (i), (iv) and (v) only, such date must be established through Executive providing the Company with written evidence clearly establishing such exception.

5.3           Survival of Covenants.  The obligations of this Article 5 shall indefinitely survive the termination of Executive's employment with the Company and shall be binding upon any and all of Executive's assigns, executors, administrators and other legal representatives.  However, notwithstanding anything to the contrary in this Agreement, if the Company either breaches any covenant to pay or provide benefits to Executive under Article 2 hereof, whether before or after the Termination Date, in addition to all other remedies in equity or at law which Executive may otherwise be entitled to pursue, the Executive’s obligations under this Article 5 shall terminate and be of no further force or effect if such breach has not been cured by the Company within five (5) calendar days after the date of such breach.  The Company understands and agrees that such termination under such circumstances is reasonable and will not be deemed to be an election of remedies by Executive, and that Executive shall be entitled to pursue all amounts and benefits owed to him under Article 2 thereafter.

ARTICLE 6

work product

6.1           Work Product. Executive acknowledges that Work Product (as defined below) belongs solely to the Company upon a Change of Control, termination by the Executive for Good Reason, or termination with Cause:

(a)           At the request of the Company, Executive shall (i) assign  to the Company all of his ownership in and rights to such Work Product, and (ii) assist the Company, at the Company’s expense, as requested during and after employment to evidence, perfect and enforce the rights of the Company in and ownership of such Work Product by promptly executing and delivering to the Company, the necessary written instruments and by performing such other acts as may be necessary, in the opinion of the Company, so as to enable the Company to obtain and maintain patent, copyright or other intellectual property rights in such Work Product and so as to vest the entire right and title thereto in the Company.

(b)           Pursuant to the provisions of Minn. Stat. Section 181.78, the Company hereby notifies Executive that this Section 6.1 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (i) which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Executive for the Company.

(c)           For purposes of this Agreement, "Work Product" means all inventions, creations, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company's actual or anticipated business, research and development or existing or future products or services which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement), together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

6.2           Survival of Covenants.  The obligations of this Article 6 shall indefinitely survive the termination of Executive's employment with the Company with respect to inventions or other discoveries conceived or otherwise developed during Executive's employment and shall be binding upon any and all of Executive's assigns, executors, administrators and other legal representatives.  However, notwithstanding anything to the contrary in this Agreement, if the Company either breaches any covenant to pay or provide benefits to Executive under Article 2 hereof, whether before or after the Termination Date, in addition to all other remedies in equity or at law which Executive may otherwise be entitled to pursue, the foregoing Work Product covenant shall terminate and be of no further force or effect if such breach has not been cured by the Company within five (5) calendar days after the date of such breach.  The Company understands and agrees that such termination under such circumstances is reasonable and will not be deemed to be an election of remedies by Executive, and that Executive shall be entitled to pursue all amounts and benefits owed to him under Article 2 thereafter.

ARTICLE 7

NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

7.1           Noncompetition, Nonsolicitation and Nondisparagement.  Executive acknowledges and agrees with the Company that, during the course of Executive's employment with the Company, Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers and other business associates of the Company, which relationships constitute goodwill of the Company, and Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to take actions that would damage or misappropriate such goodwill.  Executive accordingly covenants and agrees that upon a Change of Control, termination by the Executive for Good Reason or termination with Cause:

(a)           Executive acknowledges that the Company currently conducts throughout the United States (the "Territory") the Membership/Enhancement Services Business, as defined below. Accordingly, in consideration of the covenants of the Company pursuant to this Agreement, from the date hereof until the first anniversary of Executive's Termination Date (the "Noncompete Period"), Executive shall not, directly or indirectly, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any “Competitor” (as defined below) which engages in the Membership/Enhancement Services Business, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer with any such Competitor, provided that the aggregate ownership by Executive of no more than two percent of the outstanding equity securities of any person, including any Competitor, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a Competitor.  As used herein, the term, “Competitor” means those persons identified on Exhibit B hereto and any company or any business unit of any company that receives more than 75% of its annual revenues engaging in the Membership/Enhancement Services Business.  Also, as used herein, Membership/Enhancement Services Business means the sale or marketing of memberships to clubs for which club members/customers pay an annual membership fee which fee is automatically renewed unless the customer cancels his/her/its membership.

(b)           Executive covenants and agrees that during the Noncompete Period, Executive will not, directly or indirectly, either for himself or for any other person (i) solicit or initiate contact with any employee of the Company, or any former employee of the Company whose employment with the Company terminated within six months of such solicitation or contact, for the purpose of employing such individual, or (ii) make any disparaging statements concerning the Company or its officers, directors or employees, to any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company, as such relationship relates to the Company's conduct of the Membership/Enhancement Services Business.  Notwithstanding the foregoing, this Section 7.1(b) does not prohibit or restrict communicating with or hiring employees or former employees of the Company who first initiate contact with Executive or who respond to a general public solicitation of employment such as a newspaper advertisement.

(c)           Executive understands that the foregoing restrictions may limit Executive's ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions which, in any event (given Executive's education, skills and ability), Executive does not believe would prevent him from otherwise earning a living.

(d)           Notwithstanding anything to the contrary in this Agreement, if the Company either breaches any covenant to pay or provide benefits to Executive under Article 2 hereof, whether before or  after the Termination Date, in addition to all other remedies in equity or at law which Executive may otherwise be entitled to pursue, the foregoing noncompetition, nonsolicitation and nondisparagement covenants shall  terminate and be of no further force or effect if such breach has not been cured by the Company within five (5) calendar days after the date of such breach.  The Company understands and agrees that such termination under such circumstances is reasonable and will not be deemed to be an election of remedies by Executive, and that Executive shall be entitled to pursue all amounts and benefits owed to him under Article 2 thereafter.

ARTICLE 8

remedies

8.1           Remedies.  In the event of the violation or threatened violation by Executive of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Company shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation may cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy, (ii) the right and remedy to withhold any payments or benefits required to be made or provided to Executive hereunder upon the material and continuing violation by Executive of any provisions of Articles 5, 6 or 7 hereof, but without limiting Executive's obligations under Articles  5 or 6 hereof, provided that all such payments shall be promptly paid over to Executive if the arbitrators referenced in Article 9 hereof determines that Executive did not violate such provisions, and (iii)the right to any and all damages available as a matter of law.

8.2           Reformation.  In furtherance and not in limitation of the foregoing, should any duration or geographical restriction on business activities covered under this Agreement or any other provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and the Company intend that such court will enforce this Agreement to the full extent that the court may find permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable.  Executive and the Company acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

ARTICLE 9

arbitration

In the event of a dispute between the Company and Executive regarding either party's failure to comply with the covenants contained in this Agreement, it is the intention of the parties that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides.  Accordingly, any such matters shall be resolved by binding private arbitration before a single arbitrator.  Within thirty (30) days of receipt of such notice by the opposing party, the parties shall meet in good faith to appoint a disinterested arbitrator.  In the event the parties cannot agree upon the neutral arbitrator within ten (10) days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court.  Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances.  The arbitrator shall apply the law of the State of Minnesota.  The arbitrator shall have the power to enter any relief he or she deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances.  Any award rendered by any such arbitrator, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within ten (10) days of the award.  Either party may request arbitration by written notice to the other party.

ARTICLE 10

miscellaneous

10.1         No Funding of Severance.  Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under Articles 2 or 3 hereof, and the rights of Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

10.2         Beneficiaries.  In the event of Executive's death, any amount or benefit payable or distributable to him pursuant to this Agreement shall be paid to the beneficiary designated by Executive for such purpose in the last written instrument received by the Company prior to Executive's death, if any, or, if no beneficiary has been designated, to Executive's estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company.

10.3         Governing Law; Jurisdiction.  This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota without regard to conflict of law provisions.  Executive hereby submits to the jurisdiction of, and waives any venue objections against, the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with this Agreement, and Executive consents to the personal jurisdiction of such courts for such purposes.

10.4         Assignment and Survival.  This Agreement is binding upon the Company and Executive and their permitted successors and assigns.  The obligations of Articles 5, 6, 7, 8, 9 and 10 of this Agreement will survive the termination of Executive's employment with the Company.  The services rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not delegate Executive's duties or obligations under this Agreement.  The Company may assign its rights and delegate its duties and obligations under this Agreement, with Executive’s prior written consent (which may given or withheld in Executive’s sole discretion).

10.5         No Waiver.  The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies.  No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both the Company and Executive.  This Agreement shall not give Executive any right to be employed for any specific time or limit the Company's right to terminate Executive's employment at any time, with or without Cause.  This Agreement shall not be deemed an employment agreement and Executive may terminate his employment with the Company at any time.

10.6         Modification.  This Agreement supersedes and replaces any and all prior and written understandings, if any, between the parties relating to the subject matter of this Agreement, including any previous employment contract which is hereby revoked.  The parties agree that this Agreement and the Exhibit attached hereto (a) set forth the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.7         Unique Nature of Agreement.  The covenants made in, and the rights conveyed by, this Agreement are of a unique and special nature to each of the parties hereto.  Any violation of this Agreement by either party may result in immediate and irreparable harm to the other party hereto.  In such event, each party acknowledges that this Agreement entitles the other to an injunction or decree of specific performance from a court of equity in addition to other rights or remedies which the such party may have at law or in equity.  Each party hereto hereby waives the right to assert the defense that any such breach or violation can be adequately compensated in damages and in an action at law.

10.8         Severability.  The covenants, provisions, and sections of this Agreement are severable.  Subject to the last sentence of this Section 10.8, if any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect.  Subject to the last sentence of this Section 10.8, this Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.  If, at any time, any term or provision, or portion thereof, of Articles 2 or 3 is held to be unlawful or unenforceable, the Company agrees to take such actions and to enter into such other agreements or understandings with or for the benefit of Executive as are necessary, in Executive’s judgment, to provide Executive with substantially the same benefits as are set forth in such Articles; if the Company does not do so, for any reason, then the parties understand that Articles 5,6, 7 and 8 shall be of no further force or effect.

10.9         Notices.  All notices, demands and other communications provided for hereunder shall be in writing and shall be given either by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party at its/his address as set forth below or such other address or in such other manner as may be designated by such party in written notice to each of the other parties.  All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is given or made:

If to Executive:	George S. Richards
13916 Emerald Ridge
Minnetonka, MN 55305

If to the Company:	Provell, Inc.
301 Carlson Parkway, Suite 201
Minnetonka, MN 55305

Attention: Chief Financial Officer

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

Provell, Inc.

By
Name
Its

EXECUTIVE:

George S. Richards

exhibit a

gross-up payment calculation

Pursuant to Article 3 of the Severance and Change of Control Agreement to which this Exhibit A is attached (the “Agreement”), a gross-up payment shall be paid to the Executive by the Company within the time period specified in the Agreement for the amount of excise tax incurred by the Executive as a result of Internal Revenue Code Section 4999.  The following is an example of the result intended by Article 4 3 of the Agreement.

Definition of terms:

G=           Gross-up payment due,

P=           Amount of the parachute payment,

B=           Base amount,

R=           Aggregate applicable Federal and State (net of Federal benefit) income tax rate,

.2=           20% tax rate imposed by Internal Revenue Code Section 4999

Example assumptions:

G=           X,

P=           $2,000,000,

B=           $500,000, and

R=           .45

Based upon the assumptions listed, the gross-up payment is calculated as follows:

G=           (.2P - .2B) / (.8-R)

G=           [(.2($2,000,000) - .2($500,000)] / (.8 - .45)

G=           ($400,000 - $100,000) / .35

G=           $300,000 / .35

G=           $857,143

EXHIBIT B

LIST OF COMPETITORS

Memberworks, Inc.

Cendant’s Membership Services Business Unit, known as Trilegiant

Encore Marketing International Inc.

Signature Marketing Group, Inc., currently owned by GE Financial Advisors

Brand Direct Marketing, Inc.

Eubiquity, currently owned by West Teleservices, Inc.

Metris Companies, Inc.